Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

Ritter Pharmaceuticals, Inc. (the “Company”) and Michael D. Step (the “Employee”), agree that:

1.	Last Day of Employment. Employee’s last day of employment with the Company will be June 26, 2018.

2.	Consideration. In consideration for signing this Agreement and General Release (this “Agreement”), and complying with its terms, the Company agrees to:

(a)	Pay to Employee, in accordance with the following sentence, Three Hundred Thousand Dollars ($300,000.00), less lawful deductions, conditional upon the Company’s receipt of an original of this Agreement signed by Employee and the Company’s receipt of a letter from Employee in the form attached hereto as Exhibit “A.” This sum will be paid to Employee within sixty (60) days of the date hereof, subject to the Company’s receipt of the documentation required under the prior sentence.

(b)

Pay to the Employee Eight Thousand Seven Hundred Thirty and 54/100 Dollars ($8,730.54) (subject to adjustment to reflect any increase or decrease in the amount of the premium for such coverage) for premium payments for COBRA continuation coverage for a period of twelve (12) months within sixty (60) days of the date hereof, provided that Employee properly elects COBRA continuation coverage under Company’s medical insurance plan.

(c)	Enter into a one-year Consulting Agreement with Employee in substantially the form attached hereto as Exhibit “B” (the “Consulting Agreement”).

3.	No Consideration Absent Execution of this Agreement and General Release. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in Section 2 above, except for Employee’s execution of this Agreement and General Release and the fulfillment of the promises contained herein.

4.

Receipt of All Wages Due; Termination of Executive Severance & Change In Control Agreement. Employee and the Company acknowledge and agree that the Company has paid all wages and compensation due and owing to Employee as of the date hereof, including, without limitation, any and all of Employee’s accrued but unused vacation, all bonus, profit participation, commissions, or other variable compensation, and all reimbursable expenses, and any and all fees, penalties, accrued interest or other charges of any nature associated with the foregoing. Employee and the Company acknowledge and agree that upon the Effective Date (as defined below) that certain Executive Severance & Change In Control Agreement, dated as of December 1, 2014, by and between Employee and the Company shall terminate and be of no further force or effect.

5.	Taxes. The Company will withhold required federal, state, and local taxes from any and all payments contemplated by this Agreement. Other than the Company’s obligation and right to withhold, Employee will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement (including, but not limited to, those imposed under Internal Revenue Code Section 409A).

6.	Vesting of Stock Options. Employee and the Company acknowledge and agree that all options to purchase shares of the Common Stock of the Company held by Employee shall continue to vest in accordance with their terms for so long as Employee continues to serve as a consultant to, Director of and/or service provider to the Company.

7.	Nondisclosure of Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company, and shall not use such confidential and proprietary information for any purpose other than as approved or directed by the Company.

8.	Release of Claims. Employee agrees that the Additional Consideration provided for in this Agreement represents settlement in full of all outstanding obligations owed to Employee by the Company, its officers, managers, supervisors, members, agents and employees. Employee, on Employee’s own behalf, and on behalf of Employee’s heirs, representatives, executors, administrators, attorneys, family members, executors, agents, successors in interest, and assigns, hereby fully, knowingly and forever releases the Company and their past, present and future owners, parents, subsidiaries, divisions, affiliates, future affiliates, related entities, joint ventures, partners and members, as well as each of their respective past, present and future directors, officers, investors, shareholders, administrators, agents, associates, representatives, employees, attorneys, predecessors, successors and assigns, and any and all of them (the “Releasees”) from any and all liability, actions, causes of action, claims, charges, complaints, demands, grievances, promises, obligations, losses, damages, injuries and legal responsibilities, of any type whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, that are based upon, relate to or arise out of any matters of any kind (collectively, “Claims”), that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

(a)	any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship, including, without limitation, any employment agreements and the termination of those employment agreements; and

(b)	any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment, retaliation, constructive discharge from employment, termination in violation of public policy, discrimination, harassment, breach of contract (both express and implied), breach of a covenant of good faith and fair dealing (both express and implied), whistleblowing claims, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, fraud, breach of fiduciary duty, breach of the duty of loyalty, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion; and

(c)	any and all claims for violation of any federal, state or municipal statute, laws, or ordinances, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the California Family Rights Act, the California Fair Employment and Housing Act, and the California Labor Code, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act of 1963, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), Employee Order 11141, the Employee Retirement Income Security Act of 1974, the California Civil Code, the California Business & Professions Code, the Code of Federal Regulations, the California Code of Regulations, and any applicable California Industrial Welfare Commission Order; and

(d)	any and all claims for violation of the federal, or any state, constitution; and

(e)	any and all claims arising out of any other laws and regulations relating to compensation, wages and hours of work, leaves, employment or employment discrimination, harassment or retaliation; and

(f)	any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(g)	any claim as to any equity interest in the Company or its subsidiaries, or any option or right with respect thereto; and

(h)	any claim for profit participation, bonus payments, commissions, or other variable compensation; and

(i)	any claim relating to late payment of any amount due; and

(j)	any and all claims for attorneys’ fees and costs.

The Company and Employee agree that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

This release is not intended to operate as, nor shall be construed as, a release or waiver of any rights and/or claims that cannot be released or waived as a matter of law. This release does not prohibit Employee from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency in Employee’s state or participating in an EEOC or state agency investigation. Employee agrees to waive his right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency on Employee’s behalf arising out of or related to Employee’s employment with and/or separation from the Company.

9.	Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that:

(a)	he should consult with an attorney prior to executing this Agreement; and

(b)	he has up to twenty-one (21) days within which to consider this Agreement; and

(c)	to the extent that he takes less than twenty-one (21) days to consider this Agreement prior to execution, Employee acknowledges that he had sufficient time to consider this Agreement and that he expressly, voluntarily and knowingly waives any additional time; and

(d)	he has seven (7) days following his execution of this Agreement to revoke the Agreement; and

(e)	this Agreement shall not be effective until the revocation period has expired; and

(f)	nothing in this Agreement prevents or precludes him from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

Any revocation of this Agreement under Section 9(d) must be in writing and sent within the stated time period to Andrew J. Ritter, President & Chief Executive Officer, 1880 Century Park East #1000, Los Angeles, California 90067.

This release is not intended to operate as, nor shall be construed as, a release or waiver of any rights and/or claims that cannot be released or waived as a matter of law.

10.	Civil Code Section 1542. Employee represents that Employee is not aware of any claim by Employee other than the claims that are released by this Agreement. Employee acknowledges that Employee has had the opportunity to be advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.

11.	No Pending or Future Lawsuits. Employee represents that he has no lawsuits, Claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he will not bring any Claims on his own behalf or on behalf of any other person or entity against the Company, the Releasees, or any other person or entity referred to herein.

12.	Confidentiality. The Parties acknowledge that Employee’s agreement to keep the terms and conditions of this Agreement confidential, and to refrain from any defamation or disparagement of the Company, including its officers and directors, is a material factor on which all Parties relied in entering into this Agreement. Employee hereto agrees to use his best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement.

Notwithstanding the foregoing, the Parties acknowledge this Agreement does not limit Employee’s ability to communicate with any local, state, or federal government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information. The parties further acknowledge that this Agreement does not limit Employee’s right to receive an award for information provided to any government agencies. Notwithstanding the foregoing, Employee agrees to waive his right to recover monetary damages in any charge, complaint, or lawsuit filed by him or by anyone else on his behalf.

13.	No Cooperation. Employee agrees that he will not act in any manner that might damage the business of the Company. Employee agrees that he will not encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Employee shall inform the Company in writing within three (3) days of receiving any such subpoena or other court order.

14.	Non-Disparagement. Employee agrees that he will not at any time hereafter make any statements, either verbal or written to anyone, including without limitation, any electronic or print news media or other publications, or any community organizations, which would malign, defame or disparage the reputation, image, good will or commercial interest of the parties or any of the Releasees.

Notwithstanding the foregoing, the Parties acknowledge this Agreement does not limit Employee’s ability to communicate with any local, state, or federal government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information. The parties further acknowledge that this Agreement does not limit Employee’s right to receive an award for information provided to any government agencies. Notwithstanding the foregoing, Employee agrees to waive his right to recover monetary damages in any charge, complaint, or lawsuit filed by him or by anyone else on his behalf.

15.	Breach. Employee acknowledges and agrees that any breach of any provision of this Agreement shall entitle the Company immediately to recover and/or cease the severance benefits provided to Employee under this Agreement and will further entitle the Company and/or its officers and/or its directors to recover any additional damages, including attorney’s fees and costs, allowed by law. Employee shall also be responsible to the Company and/or its officers and/or its directors for all costs, attorneys’ fees and any and all damages incurred by the Company (a) enforcing the obligation, including the bringing of any suit to recover the monetary consideration, and (b) defending against a claim or suit brought or pursued by Employee in violation of this Agreement.

16.	No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of actual or potential disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be:

(a)	an admission of the truth or falsity of any claims made or any potential claims; or

(b)	an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

17.	Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement, except as provided herein.

18.	Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Los Angeles County before the Judicial Arbitration & Mediation Services, Inc. (JAMS) pursuant to its employment arbitration rules and procedures, in accordance with the Federal Arbitration Act. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This Section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to the obligations of either of the Parties under this Agreement and surviving provisions of the Non-Disclosure Agreement or Offer Letter.

19.	No Reemployment. Employee hereby waives any and all rights to employment or re-employment with the Company or any successor or affiliated organization (“Related Entity”). Employee agrees that the Company and the Related Entities have no obligation, contractual or otherwise, to employ or re-employ Employee, now or in the future, either directly or indirectly, on a full-time, part-time, or temporary basis, including, but not limited to, utilizing Employee’s services as a temporary employee, worker, or contractor through any temporary service providers, vendors, or agencies.

20.	Authority. Each the Company and Employee represents and warrants that they have the capacity to act on their own behalf and on behalf of all who might claim through them and to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the Claims or causes of action released herein.

21.	No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. In entering into this Agreement, neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement. Further, Employee acknowledges and agrees that Employee has made such investigation of the facts pertaining to this Agreement and all matters contained herein as Employee deems necessary, desirable or appropriate and agrees that the release provided for herein shall remain in all respects effective and enforceable and not subject to termination or rescission by reason of any later discovery of new, different or additional facts.

22.	Severability. In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of said provision.

23.	Entire Agreement. This Agreement (along with the Consulting Agreement) represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company.

24.	No Waiver. The failure of the Company to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

25.	No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company.

26.	Governing Law. This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to choice-of-law provisions. Employee hereby consents to personal and exclusive jurisdiction and venue in the State of California.

27.	Effective Date. This Agreement will become effective seven (7) calendar days after the date on which it is last signed below (the “Effective Date”), unless revoked in writing by Employee prior to that time in accordance with Section 9 of this Agreement.

28.	Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

29.	Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)	They have read this Agreement, and have had a full and ample opportunity to study this Agreement; and

(b)	They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel; and

(c)	They understand the terms and consequences of this Agreement and of the releases it contains; and

(d)	They are fully aware of the legal and binding effect of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

RITTER PHARMACEUTICALS, INC.		EMPLOYEE

Dated:	June 30, 2018	Dated:	June 29, 2018

By:	/s/ Andrew J. Ritter		/s/ Michael D. Step
	Andrew J. Ritter, President		Michael D. Step
& Chief Executive Officer

EXHIBIT A

June __, 2018

Ritter Pharmaceuticals, Inc.

1880 Century Park East #1000

Los Angeles, CA 90067

Attention: Andrew J. Ritter, President & Chief Executive Officer

Re:	Agreement and General Release

Dear Andrew:

On June ___, 2018, I signed an Agreement and General Release between Ritter Pharmaceuticals, Inc. and me. I was advised in writing by Ritter Pharmaceuticals, Inc. to consult with an attorney of my choosing, prior to executing this Agreement and General Release.

More than seven (7) calendar days have elapsed since I executed the above-mentioned Agreement and General Release. I have not revoked my acceptance or execution of that Agreement and General Release and hereby reaffirm my acceptance of that Agreement and General Release up through the date of this letter.

Very truly yours,

Michael D. Step

EXHIBIT B

See Attached Consulting Agreement